Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-130074

Amendment No. 1 to the Prospectus Supplement No. 764 dated June 12, 2008 to the Prospectus dated

December 5, 2006 and the Prospectus Supplement dated December 5, 2006

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $15,386,000 Currency-Linked Notes due 2009 (Linked to a Basket of Exchange Rates)

The notes do not pay interest. The amount that the notes will pay on the stated maturity date (September 25, 2009, unless postponed as described elsewhere in this prospectus supplement) will be based on the performance of a basket of eight equally-weighted foreign currency exchange rates versus the Eurozone Euro during the period beginning on and including June 12, 2008 through the determination date (September 11, 2009, unless postponed as described elsewhere in this prospectus supplement). In addition to receiving at maturity the $1,000 face amount per note, if the net basket appreciation is (i) less than the threshold return of 0%, you will earn nothing more on your note and (ii) greater than or equal to the threshold return of 0%, you will earn an amount equal to the product of the net basket appreciation times the participation factor (1.2) times the face amount of your note.

The basket currencies are the Brazilian Real, Russian Ruble, Indian Rupee, Malaysian Ringgit, Singapore Dollar, Mexican Peso, Australian Dollar and Norwegian Krone.

The initial basket level is 100. The final basket level will be determined on the determination date and will equal the sum of the products of the final exchange rate for each basket currency times the multiplier for such basket currency as described herein. The initial exchange rates and the multipliers for each of the basket currencies are set forth elsewhere in this prospectus supplement. The multipliers will remain fixed for the life of the notes. The final exchange rates for each of the basket currencies will be determined on the determination date.

Your payment at maturity will be based on the basket return, which will equal the percentage net increase in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes:

•	If the basket return is less than the threshold return, you will receive only the $1,000 face amount.

•

If the basket return is greater than or equal to the threshold return, you will receive (i) the $1,000 face amount times (ii) the sum of (x) the product of the basket return times the participation factor and (y) 100%.

The payment amount on the notes at maturity may not be more than the face amount of the notes. If the net basket appreciation is less than the threshold return or there is no net basket appreciation, meaning that the overall basket appreciated only very slightly or not at all relative to the Euro, or that the overall basket depreciated relative to the Euro, you will receive only 100% of the face amount of your notes on the stated maturity date. The payment amount is calculated solely by reference to the final basket level on the determination date. The notes will not pay interest and no other payments will be made on the notes prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-14.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your notes on the applicable trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the applicable original issue price. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-8 so that you may better understand those risks.

Original issue date (settlement date): June 26, 2008

Original issue prices: 100% of the face amount for the $12,186,000 face amount of notes traded on June 12, 2008 and 99.95% of the face amount for the $3,200,000 face amount of notes traded on June 23, 2008

Underwriting discount: 0.10% of the face amount

Net proceeds to the issuer: 99.90% of the $12,186,000 face amount of notes traded on June 12, 2008 and 99.85% of the $3,200,000 face amount of notes traded on June 23, 2008

The issue prices, underwriting discount and net proceeds listed above relate to the notes we sell initially.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs may use this prospectus supplement in the initial sales of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated June 23, 2008.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-14. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Face amount: each note will have a face amount equal to $1,000, or integral multiples of $1,000 in excess thereof; $15,386,000 in the aggregate for all the offered notes

Basket Currencies: the Brazilian Real (BRL), the Russian Ruble (RUB), the Indian Rupee (INR), the Malaysian Ringgit (MYR), the Singapore Dollar (SGD), the Mexican Peso (MXN), the Australian Dollar (AUD) and the Norwegian Krone (NOK)

Payment amount: on the stated maturity date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to:

•	If the basket return is less than the threshold return, then the $1,000 face amount only

•

If the basket return is greater than or equal to the threshold return, then the product of (i) the $1,000 face amount times (ii) the sum of (x) the product of the basket return times the participation factor and (y) 100%

Threshold return: 0%

Participation factor: 1.2

Exchange rates: the exchange rate for each basket currency, expressed as the amount of such basket currency per one Eurozone Euro (“EUR”)

Initial exchange rates: the initial exchange rates with respect to each basket currency, expressed as the amount of such basket currency per one EUR, are set forth in the table below:

Exchange Rate	Initial Exchange Rate
BRL/EUR	2.5255
RUB/EUR	36.5740
INR/EUR	65.7580
MYR/EUR	5.0357
SGD/EUR	2.1237
MXN/EUR	16.0156
AUD/EUR	1.6488
NOK/EUR	8.0232

Final exchange rates: with respect to each basket currency, the final exchange rate (expressed as the amount of such basket currency per one EUR) will be determined on the determination date by reference to the London mid-market rate published by WM Company and displayed on the relevant Reuters page at 4:00 p.m. London time for such basket currency (or any successor or replacement service or page), as determined by the calculation agent, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-16 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance of the Exchange Rates” on page S-17

Initial basket level: 100

Final basket level: the final basket level will equal the sum of the products of the final exchange rate for each basket currency times the multiplier for such basket currency. The final basket level will be determined by the calculation agent on the determination date, subject to the circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-16 and “— Market Disruption Event” on page S-19 and subject to the determinations as provided under “Specific

Terms of Your Notes — Discontinuance of the Exchange Rates” on page S-17

Multipliers: the multiplier for each basket currency will equal the quotient of (i) the product of the initial basket level times the basket weighting for such basket currency divided by (ii) the initial exchange rate for such basket currency; the multipliers (rounded) are set forth in the table below:

Exchange Rate	Multiplier
BRL/EUR	4.94951495
RUB/EUR	0.34177284
INR/EUR	0.19009094
MYR/EUR	2.48227655
SGD/EUR	5.88595376
MXN/EUR	0.78048902
AUD/EUR	7.58127123
NOK/EUR	1.55798185

Basket weightings: the exchange rates are equally weighted, as set forth in the table below:

Exchange Rate	Weighting in Basket
BRL/EUR	12.5%
RUB/EUR	12.5%
INR/EUR	12.5%
MYR/EUR	12.5%
SGD/EUR	12.5%
MXN/EUR	12.5%
AUD/EUR	12.5%
NOK/EUR	12.5%

100.0%

Basket return: the result of (1) the initial basket level minus the final basket level divided by (2) the initial basket level, expressed as a percentage

Trade dates: June 12, 2008 and June 23, 2008; the notes traded on June 23, 2008 are part of the same series of notes as those traded on June 12, 2008

Settlement date (original issue date): June 26, 2008

Stated maturity date: September 25, 2009, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-16

Determination date: September 11, 2009, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-16 and “— Consequences of a Market Disruption Event or a Non-Trading Day” on page S-16

Interest: the notes do not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-18

Trading day: as described on page S-18

CUSIP no.: 38141GFT6

ISIN no.: US38141GFT67

Q&A

Who should or should not consider an investment in the notes?

We have designed the notes for investors who want to protect 100% of their investment during the life of the notes by receiving on the stated maturity date at least 100% of the outstanding face amount of their notes, while also having an opportunity to benefit from the potential decrease in the final basket level (i.e., a net appreciation of the basket currencies relative to the EUR) if the basket return is greater than or equal to the threshold return of 0%. If the payment amount on your notes on the stated maturity date equals the face amount or even if the payment amount exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific To Your Notes — Your Notes Do Not Bear Interest” on page S-8.

Will I receive periodic interest payments?

No. Your notes do not bear interest and no other payments will be made on your notes until the stated maturity date. See “Additional Risk Factors Specific To Your Notes — Your Notes Do Not Bear Interest” on page S-8.

What will I receive if I sell the notes prior to the stated maturity?

If you sell your notes prior to the stated maturity date, you will receive the market price for your notes at the time of sale. The market price for your notes may be influenced by many factors, such as foreign currency exchange rates, interest rates, time remaining until maturity and the volatility of the basket or the current basket level. Depending on the impact of these factors, you may receive significantly less than the outstanding face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the applicable trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the applicable original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific To Your Notes — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Notes On The Applicable Trade Date (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than the Applicable Original Issue Price” on page S-8 and “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” on page S-10.

What does an increase or decrease in an exchange rate mean with respect to the notes?

The basket is comprised of eight equally weighted exchange rates. An increase in an exchange rate for a given day indicates a weakening of the relevant basket currency against the EUR, which will have a negative effect on the basket return and thus the payment amount on your notes, while a decrease in an exchange rate indicates a relative strengthening of that basket currency against the EUR, which will have a positive effect on the basket return and thus the payment amount on your notes.

For further information, please see “The Basket Currencies” on page S-21.

HYPOTHETICAL EXAMPLES

The following tables and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant. No one can predict what the market value of the basket currencies will be on the determination date. The basket currencies have been highly volatile — meaning that the exchange rates have changed substantially in relatively short periods — in the past and their performance cannot be predicted for the future. The final basket level can appreciate or depreciate due to changes in any of the exchange rates.

The information in the tables and chart reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your notes on the applicable trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the applicable original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Applicable Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Applicable Original Issue Price” on page S-8 and “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-10. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount per note	$1,000

Initial basket level	100

Threshold return	0%

Participation factor	1.2

No market disruption event occurs

No change in or affecting the composition of the basket

No change in the relative weighting of the basket currencies

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket currencies.

We have assumed for the following table and chart that the exchange rates on the determination date will be the same as they are on the stated maturity date. The table and chart below also assume that there is no change in or affecting the composition of the basket, that there is no change in the relative weighting of any exchange rate, and that no market disruption event occurs with respect to any exchange rate. The tables and chart below further assume a threshold return of 0%.

For these reasons, the actual performance of the exchange rates over the life of the offered notes, as well as the payment amount at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the exchange rates shown elsewhere in this prospectus supplement. For information about the exchange rates during recent periods, see “The Basket Currencies — Historical Exchange Rates” on page S-21. Before investing in the offered notes, you should consult publicly available information to determine the exchange rates between the date of this prospectus supplement and the date of your purchase of the offered notes.

The examples below are based on a range of basket levels that are entirely hypothetical; no one can predict what the final basket level will be on the determination date. Also, the examples below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket currencies.

The levels in the left column of the following table represent hypothetical basket returns. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Basket Return	Hypothetical Payment Amount as Percentage of Face Amount
50.00%	160.00%
30.00%	136.00%
20.00%	124.00%
15.00%	118.00%
10.00%	112.00%
5.00%	106.00%
0.00%	100.00%
-5.00%	100.00%
-10.00%	100.00%
-15.00%	100.00%
-20.00%	100.00%
-30.00%	100.00%
-50.00%	100.00%

The final basket level will be determined based on the performance of each of the exchange rates, calculated as the sum of the products of the final exchange rate for each basket currency times the multiplier for such basket currency.

At maturity, if the basket return is less than the threshold return, the holder of the notes will receive 100% of the face amount of the notes. If the basket return is greater than or equal to the threshold return, the holder will receive (i) the face amount of the notes times (ii) the sum of (x) the product of the basket return times the participation factor and (y) 100%. In no event will the holder lose any of the initial investment in the notes if the notes are bought upon issuance and held until the stated maturity date.

If, for example, the basket return were determined to be 30% and assuming a threshold return of 0%, the payment amount that we would deliver to you at maturity would be 136.00% of the face amount of your notes.

The following chart shows a graphical illustration of the hypothetical final payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to the holder of the notes on the stated maturity date, if the basket return were any of the hypothetical levels shown on the horizontal axis.

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the total rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above (and, in the case of the rate of return, the issue price at which you purchased your notes). Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket currencies. You should carefully consider whether the offered notes are suited to your particular circumstances.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Applicable Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than the Applicable Original Issue Price

The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” below.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the principal of your notes.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Payment Amount on the Notes at Maturity May Not Be More than the Face Amount of the Notes

The payment amount on your notes on the stated maturity date will be based on the final basket level as determined on the determination date. At maturity, if the basket return is less than the threshold return of 0%, you will receive only 100% face amount of your notes you hold at maturity.

The Return on Your Notes Will Depend on Changes in the Exchange Rates of the Basket Currencies and is Subject to Foreign Currency Exchange Risk

Any amount that we pay on the maturity date on the outstanding face amount of your notes will be based upon the difference between the final basket level and the initial basket level. Fluctuations in the exchanges rates for the basket currencies relative to the EUR will affect the market price of your notes, the basket level and the amount payable at maturity.

The exchange rates for the basket currencies relative to the EUR are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or area of each basket currency and the Eurozone, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant foreign country and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to the international trade and finance.

For example, two of the basket currencies, the BRL and the RUB have experienced significant devaluation within past 10 years. The BRL in 1999 suffered a currency crisis and significant devaluation, and the RUB devalued significantly in August 1998, forcing the Central Bank of Russia to abandon attempts to maintain the value of the RUB. We cannot assure you that a currency crisis or significant devaluation will not happen in the future to one or more of the basket currencies during the term of the notes. If one or more of the basket currencies experiences devaluation, the value of the notes will be significantly adversely affected.

Intervention in the Foreign Currency Exchange Markets by the Countries Issuing the Basket Currencies Could Materially and Adversely Affect the Value of Your Notes

Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country. Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the basket currencies or the EUR use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. For example, in August 1998, in the face of a rapidly deteriorating economic situation, the Russian government defaulted on its ruble-denominated securities, the Central Bank of Russia stopped its support of the RUB and a temporary moratorium was imposed on certain foreign currency payments; further, in July 2006, convertibility of the RUB was liberalized under changes in the regulations of the Central Bank of Russia. Currency developments such as these may occur in many of the countries issuing the basket currencies to which your notes are linked. Often, these currency developments impact foreign currency exchange rates in ways that cannot be predicted.

Governments may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the offered notes is that their liquidity, trading value and payment amount could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.

There will be no offsetting adjustment or change made during the life of your notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed. Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies, the EUR, or any other currency.

A weakening in the exchange rate of any of the basket currencies relative to the EUR may have a material adverse effect on the value of your notes and the return on an investment in your notes.

Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the payment amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Suspensions or Disruptions of Market Trading in One or More Basket Currencies May Adversely Affect the Value of Your Notes

The foreign currency exchange markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculations. These circumstances could adversely affect the foreign currency exchange rates and, therefore, the value of your notes.

An Increase in One Exchange Rate May Offset Decreases in Other Exchange Rates

The basket is comprised of exchange rates which are equally weighted. Increases in one exchange rate, indicating a weakening of the relevant basket currency against the EUR, may offset decreases in the other exchange rates, indicating a strengthening of the relevant basket currencies against the EUR. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

The following factors, many of which are beyond our control, will influence the value of your notes:

•	the volatility — i.e., the frequency and magnitude of changes — of the exchange rates of the basket currencies;

•	the level of the basket;

•

economic, financial, regulatory, political, military and other events that affect currency markets generally, and which may affect the basket currency levels (for more detailed description of this factor, see “— The Return on Your Notes Will Depend on Changes in the Basket Currencies and Is Subject to Foreign Currency Exchange Risk” above);

•	interest rates, in particular with respect to the markets relating to the basket currencies and the EUR;

•	the time remaining until your notes mature; and

•	our creditworthiness.

These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket currencies relative to the EUR based on their historical performance.

The Payment Amount on Your Notes Will Not Be Affected by the Basket Level on Any Date Other Than the Determination Date

The payment amount that will be paid on your notes at maturity will be determined based on the final basket level on the determination date. Although the actual basket level on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the basket level at any time other than on the determination date.

The Calculation Agent Can Postpone the Determination Date if a Market Disruption Event Occurs

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or such date is not a trading day (except because of a scheduled holiday) with respect to any exchange rate, the determination date for that exchange rate will be postponed until the first following trading day on which no market disruption event occurs or is continuing with respect to such exchange rate. If the calculation agent determines that the determination date with respect to any exchange rate is not a trading day because of a scheduled holiday, then the determination date for such exchange rate will be the trading day immediately preceding the originally scheduled determination date on which no market disruption event occurs or is continuing.

In no event, however, will the determination date for any of the exchange rates be later than the originally scheduled stated maturity date or, if such date is not a business day, later than the first business day after such date or the first day after such date that would have been a business day but for the occurrence of an unscheduled holiday. If the determination date for any exchange rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day, that day will nevertheless be the determination date for such exchange rate.

As a result of any of the foregoing, the stated maturity date for your notes may also be postponed, as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” below. In such a case, you may not receive the payment amount that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the final exchange rate of any of the basket currencies comprising the basket is not available on the last possible determination date because of a continuing market disruption event, a non-trading day or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the final exchange rates of any such basket currencies at that time.

If the Exchange Rates for the Basket Currencies Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the exchange rates comprising the basket. Changes in the exchange rates may not result in a comparable change in the market value of your notes. In part, this is because of the weightings assigned to the exchange rates. We discuss some of the reasons for this disparity under “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Currencies or the Basket Currencies May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the basket currencies. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the basket currencies, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other currency-linked notes whose returns are linked to changes in one or more of the exchange rates. Any of these hedging activities may adversely affect one or more of the exchange rates and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the basket currencies or instruments whose returns are linked to any of the basket currencies for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect one or more of the exchange rates and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in one or more of the exchange rates. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

Our Business Activities May Create Conflicts of Interest between Your Interests in Your Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and/or expect to engage in trading activities related to the basket currencies that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. Those trading activities, if they influence the exchange rates for the basket currencies, could be adverse to your interests as a beneficial owner of your notes.

Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to any of the basket currencies. Any of these activities by any of our affiliates may affect one or more of the exchange rates and, therefore, the market value of your notes and the payment amount on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Notes, When Your Notes Mature and the Payment Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine the payment amount you will receive on the stated maturity date, and whether to postpone the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation of an exchange rate. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Tax Considerations

The notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. In addition, special rules will apply if you purchased your notes at the lower price on June 23, 2008. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

Interest: the notes do not bear interest

Specified currency:

•	U.S. Dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sales of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sales of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket Currencies and Exchange Rates

In this prospectus supplement, when we refer to the basket currencies as of any time, we mean the Brazilian Real (BRL), the Russian Ruble (RUB), the Indian Rupee (INR), the Malaysian Ringgit (MYR), the Singapore Dollar (SGD), the Mexican Peso (MXN), the Australian Dollar (AUD) and the Norwegian Krone (NOK). When we refer to the exchange rates as of any time, we mean the exchange rates for each of the basket currencies, expressed as the amount of such basket currency per one EUR

(BRL/EUR, RUB/EUR, INR/EUR, MYR/EUR, SGD/EUR, MXN/EUR, AUD/EUR and NOK/EUR).

Payment of Principal on Stated Maturity Date

On the stated maturity date, we will pay to the holder of the notes, an amount in cash equal to:

•	If the basket return is less than the threshold return, the payment formula will be the $1,000 face amount only.

•

If the basket return is greater than or equal to the threshold return, the payment formula will be the product of (i) the $1,000 face amount times (ii) the sum of (x) the product of the basket return times the participation factor and (y) 100%.

Threshold return

The threshold return is 0%.

Participation factor

The participation factor is 1.2

Basket return

The basket return is calculated by subtracting the final basket level from the initial basket level and dividing the result by the initial basket level, with the result expressed as a percentage.

Initial basket level

The initial basket level is 100.

Basket weightings

The exchange rates are equally weighted, as shown in the table below:

Exchange Rate	Weighting in Basket
BRL/EUR	12.5%
RUB/EUR	12.5%
INR/EUR	12.5%
MYR/EUR	12.5%
SGD/EUR	12.5%
MXN/EUR	12.5%
AUD/EUR	12.5%
NOK/EUR	12.5%

100.00%

Multipliers

The multiplier for each basket currency equals the quotient of (i) the product of the initial basket level times the basket weighting for such basket currency divided by (ii) the initial exchange rate for such basket currency. The multipliers (rounded) are set forth in the table below:

Exchange Rate	Multiplier
BRL/EUR	4.94951495
RUB/EUR	0.34177284
INR/EUR	0.19009094
MYR/EUR	2.48227655
SGD/EUR	5.88595376
MXN/EUR	0.78048902
AUD/EUR	7.58127123
NOK/EUR	1.55798185

Final basket level

The final basket level will equal the sum of the products of the final exchange rate for each basket currency times the multiplier for such basket currency.

The final basket level will be determined by the calculation agent on the determination date, subject to the circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Market Disruption Event” below and subject to the determinations as provided under “— Discontinuance of the Exchange Rates” below.

Initial exchange rates

The initial exchange rates for each of the basket currencies (expressed as the amount of such basket currency per one EUR) are set forth in the table below:

Exchange Rate	Initial Exchange Rate
BRL/EUR	2.5255
RUB/EUR	36.5740
INR/EUR	65.7580
MYR/EUR	5.0357
SGD/EUR	2.1237
MXN/EUR	16.0156
AUD/EUR	1.6488
NOK/EUR	8.0232

Final exchange rates

With respect to each basket currency, the final exchange rate (expressed as the amount of such basket currency per one EUR) will be determined on the determination date by reference to the London mid-market rate published by WM Company and displayed on the relevant Reuters page at 4:00 p.m. London time for such basket currency (or any successor or replacement service or page), as determined by the calculation agent. The relevant Reuters pages for each basket currency are as follows:

Exchange Rate	Reuters Page
BRL/EUR	WMRSPOT37
RUB/EUR	WMRSPOT35
INR/EUR	WMRSPOT40
MYR/EUR	WMRSPOT41
SGD/EUR	WMRSPOT41
MXN/EUR	WMRSPOT38
AUD/EUR	WMRSPOT40
NOK/EUR	WMRSPOT34

If the relevant Reuters page is not available on the determination date due to a market disruption event, a non-trading day or any other reason, the final exchange rate for such basket currency will be determined as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” or “— Discontinuance of the Exchange Rates”, as applicable, below.

Stated maturity date

The stated maturity date will be September 25, 2009, unless that day is not a business day, in which case the stated maturity date will be the next following business day; provided, however, that if the determination date with respect to any exchange rate is postponed by a number of business days because of a market disruption event or a non-trading day, the stated maturity date will be postponed by the same number of business days that the last determination date was postponed from the originally scheduled determination date. In no event will the stated maturity date be postponed by more than five business days.

Determination date

With respect to any exchange rate, the determination date will be September 11, 2009, unless the calculation agent determines that a market disruption event occurs or is continuing on September 11, 2009 or September 11, 2009 is not otherwise a trading day (except because of a scheduled holiday) with respect to such exchange rate. In that event, the determination date for such exchange rate will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such exchange rate. In the event that the calculation agent determines that the determination date with respect to any exchange rate is not a trading day because of a scheduled holiday, then the determination date for such exchange rate will be the trading day immediately preceding the originally scheduled determination date on which no market disruption event occurs or is continuing with respect to such exchange rate.

In no event, however, will the determination date for any of the exchange rates be later than the originally scheduled stated maturity date or, if such date is not a business day, later than the first business day after such date or the first day after such date that would have been a business day but for the occurrence of an unscheduled holiday.

If the determination date for any exchange rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day, that day will nevertheless be the determination date for such exchange rate.

Consequences of a Market Disruption Event or a Non-Trading Day

As indicated above, if a market disruption event occurs or is continuing with respect to any exchange rate on a day that would otherwise be the determination date for such exchange rate or such day is not a trading day, then the determination date for such exchange rate will be postponed to the next trading day or, if the originally scheduled determination date is not a trading day because of a scheduled holiday, the immediately preceding trading day on which a market disruption event does not occur and is not continuing with respect to such exchange rate. In no event, however, will the determination date for any of the exchange rates be later than the originally scheduled stated maturity date or, if such date is not a business day, later than the first business day after such date or the first day after such date that would have been a business day but for the occurrence of an unscheduled holiday.

If the determination date for any exchange rate is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not otherwise a trading day, that day will nevertheless be the determination date for such exchange rate.

If the calculation agent determines that the final exchange rate for any basket currency that must be used to determine the payment amount is not available on the last possible determination date because of a continuing market disruption event or a non-trading day, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the final exchange rate of any such basket currency on that day.

A market disruption event with respect to an exchange rate will not by itself constitute a market disruption event with respect to the other exchange rates.

Discontinuance of the Exchange Rates

If trading of a basket currency is discontinued, or the level of any of the exchange rates is not available on the last possible determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable exchange rate.

All determinations to be made by the calculation agent with respect to any exchange rate may be made by the calculation agent in its sole discretion.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes.

This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest due on any interest payment date via wire transfer or by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the final basket level, the basket return, the final exchange rates, market disruption events, stated maturity date, determination date, trading days, business days, the default amount and the payment amount on your notes to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Trading Day

When we refer to a trading day with respect to each exchange rate in this prospectus supplement, we mean a day on which commercial banks are open (or, but for the occurrence of any market disruption event, would have been open) for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in the places specified below:

•	BRL/EUR: Sao Paulo, Brasilia or Rio de Janeiro and New York City.

•	RUB/EUR: Moscow and New York City.

•	INR/EUR: Mumbai.

•	MYR/EUR: Kuala Lumpur and Singapore.

•	SGD/EUR: Singapore.

•	MXN/EUR: Mexico City.

•	AUD/EUR: Sydney and Melbourne.

•	NOK/EUR: Oslo.

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Unscheduled and Scheduled Holiday

Unscheduled holiday means, with respect to any of the exchange rates, a day that is not a trading day with respect to any such exchange rate and the market is not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such exchange rate on the date that is two trading days prior to the determination date for such exchange rate.

Scheduled holiday means, with respect to any of the exchange rates, a day that is not a trading day with respect to any such exchange rate and the market is made aware of such fact (by means of a public announcement or by reference to other publicly announced information) at or before 9:00 a.m. local time in the principal financial center(s) of any such exchange rate on the date that is two trading days prior to the determination date for such exchange rate.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Asia, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to each exchange rate, a market disruption event will occur when it becomes impossible to obtain the final exchange rate for such basket currency from the Reuters page specified under “— Final exchange rates” above.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sales of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sales of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and/or other instruments linked to foreign currencies on or before the applicable trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to foreign currencies,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on foreign currencies designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•

may take short positions in the other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket currencies or other foreign currencies. We expect these steps to involve sales of instruments linked to the basket currencies and other foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of listed or over-the-counter options, futures or other instruments linked to any one or more of the basket currencies or other foreign currencies or other components of the U.S., European and Asian equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Basket Currencies Or The Basket Currencies May Impair The Value Of Your Notes” and “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in Your Notes And Us” above for a discussion of these adverse effects.

THE BASKET CURRENCIES

We have derived all information regarding each of the exchange rates contained in this prospectus supplement from publicly available information, without independent verification.

Historical Basket Return Example

We have assumed for the following historical basket return example that the final basket levels of the basket currencies determined on the determination date will be the same as it is on the stated maturity date. We have further assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the example below. Some of these factors are explained in more detail in this prospectus supplement.

The following chart is based on the basket return for the period from June 2003 through June 2008 and does not take into account any taxes you may owe as a result of owning your notes; no one can predict what the final basket level of each of the basket currencies will be on the determination date. The basket return can appreciate or depreciate due to changes in the exchange rates of any of the underlying basket currencies relative to the EUR.

For these reasons, the actual performance of the basket over the life of the offered notes, as well as the payment amount at maturity may bear little relation to the historical basket returns in the example shown below. The historical information about the basket during recent periods is set forth below.

The chart below assumes that there is no change in or affecting the exchange rates or the method by which the calculation agent calculates the basket returns and that no market or currency disruption events occur with respect to the underlying basket currencies on the determination date.

Historical Exchange Rates

The respective exchange rates have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in any of the exchange rates during any period shown below is not an indication that such exchange rates are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical exchange rates as an indication of future performance. We cannot give you any assurance that the future performance of the exchange rates will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the exchange rates. The actual performance of the exchange rates over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical exchange rates shown below.

The following tables set forth the published high, low and end of quarter daily exchange rates for each of the basket currencies for each calendar quarter from January 1, 2004 to June 23, 2008, as published by WM Company and displayed on the relevant Reuters pages for such periods. As set forth in the following tables, an increase in an exchange rate for a given day indicates a weakening of the relevant basket currency against the EUR, while a decrease in an exchange rate indicates a relative strengthening of that basket currency against the EUR. We obtained the information in the tables below from WM Company, without independent verification. The historical exchange rates and historical exchange rate performance set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the basket return will be equal to or greater than the threshold return of 0% or that the payment amount at maturity will be greater than the face amount of your notes.

Quarterly High, Low and Period End Exchange Rates of BRL versus EUR

	High	Low	Period End
2004
Quarter ended March 31	3.7688	3.4986	3.5822
Quarter ended June 30	3.8740	3.4347	3.7680
Quarter ended September 30	3.7760	3.4833	3.5509
Quarter ended December 31	3.7015	3.4607	3.6102
2005
Quarter ended March 31	3.6902	3.3349	3.4551
Quarter ended June 30	3.4348	2.8373	2.8590
Quarter ended September 30	2.9893	2.6785	2.6785
Quarter ended December 31	2.8398	2.5303	2.7548
2006
Quarter ended March 31	2.8199	2.5188	2.6268
Quarter ended June 30	2.9946	2.5851	2.7673
Quarter ended September 30	2.8412	2.7223	2.7501
Quarter ended December 31	2.8929	2.6673	2.8153
2007
Quarter ended March 31	2.8334	2.701	2.7235
Quarter ended June 30	2.7786	2.5514	2.6012
Quarter ended September 30	2.8177	2.5493	2.6168
Quarter ended December 31	2.7484	2.5169	2.6025
2008
Quarter ended March 31	2.7706	2.5145	2.7706
Quarter ending June 30 (through June 23, 2008)	2.7343	2.4856	2.4994

Quarterly High, Low and Period End Exchange Rates of RUB versus EUR

	High	Low	Period End
2004
Quarter ended March 31	37.2620	34.4686	35.0470
Quarter ended June 30	35.7438	34.1088	35.3729
Quarter ended September 30	36.2951	35.0169	36.2951
Quarter ended December 31	37.8505	35.7151	37.6784
2005
Quarter ended March 31	37.3812	35.8261	36.2110
Quarter ended June 30	36.3223	34.2903	34.6609
Quarter ended September 30	35.4843	34.2630	34.3098
Quarter ended December 31	34.5714	33.6894	33.9019
2006
Quarter ended March 31	34.8240	33.2747	33.5364
Quarter ended June 30	34.7288	33.5051	34.3369
Quarter ended September 30	34.4434	33.8072	33.9509
Quarter ended December 31	34.9010	33.7332	34.7141
2007
Quarter ended March 31	34.9331	34.2184	34.6540
Quarter ended June 30	35.0780	34.6518	34.8041
Quarter ended September 30	35.3965	34.5688	35.3965
Quarter ended December 31	36.1084	35.2106	35.8768
2008
Quarter ended March 31	37.1541	35.7903	37.1541
Quarter ending June 30 (through June 23, 2008)	37.2802	36.5589	36.6609

Quarterly High, Low and Period End Exchange Rates of INR versus EUR

	High	Low	Period End
2004
Quarter ended March 31	58.3677	53.3588	53.3588
Quarter ended June 30	55.9355	52.0624	55.9355
Quarter ended September 30	57.2505	55.5883	57.1320
Quarter ended December 31	59.6507	56.1806	59.0866
2005
Quarter ended March 31	58.5308	55.7529	56.7492
Quarter ended June 30	57.3104	52.4903	52.6391
Quarter ended September 30	55.0396	51.8469	53.0064
Quarter ended December 31	55.0100	52.4911	53.0916
2006
Quarter ended March 31	54.2577	52.4571	53.9303
Quarter ended June 30	59.6673	53.8490	58.8691
Quarter ended September 30	60.0303	58.1755	58.1755
Quarter ended December 31	59.5592	56.7738	58.3635

	High	Low	Period End
2007
Quarter ended March 31	58.7443	57.0144	57.8584
Quarter ended June 30	58.1323	54.2647	55.0045
Quarter ended September 30	56.6691	54.8882	56.6691
Quarter ended December 31	59.1151	55.4950	57.6267
2008
Quarter ended March 31	64.2009	57.2789	63.5722
Quarter ending June 30 (through June 23, 2008)	67.5431	62.4010	66.5489

Quarterly High, Low and Period End Exchange Rates of MYR versus EUR

	High	Low	Period End
2004
Quarter ended March 31	4.8811	4.5974	4.6698
Quarter ended June 30	4.6989	4.4865	4.6233
Quarter ended September 30	4.7293	4.5735	4.7196
Quarter ended December 31	5.1794	4.6592	5.1652
2005
Quarter ended March 31	5.1152	4.8524	4.9387
Quarter ended June 30	4.9812	4.5743	4.6005
Quarter ended September 30	4.7185	4.5078	4.5441
Quarter ended December 31	4.5847	4.4078	4.4581
2006
Quarter ended March 31	4.6059	4.4029	4.4571
Quarter ended June 30	4.7099	4.4377	4.6984
Quarter ended September 30	4.7408	4.601	4.6718
Quarter ended December 31	4.7958	4.5943	4.6522
2007
Quarter ended March 31	4.6870	4.5185	4.6025
Quarter ended June 30	4.6795	4.5540	4.6628
Quarter ended September 30	4.8621	4.6807	4.8460
Quarter ended December 31	5.0225	4.7721	4.8350
2008
Quarter ended March 31	5.0705	4.6845	5.0682
Quarter ending June 30 (through June 23, 2008)	5.1325	4.8740	5.0521

Quarterly High, Low and Period End Exchange Rates of SGD versus EUR

	High	Low	Period End
2004
Quarter ended March 31	2.1733	2.0453	2.0599
Quarter ended June 30	2.0979	1.9902	2.0956
Quarter ended September 30	2.1183	2.0518	2.0910
Quarter ended December 31	2.2326	2.068	2.2188
2005

	High	Low	Period End
Quarter ended March 31	2.2064	2.1026	2.1435
Quarter ended June 30	2.1611	2.0134	2.0427
Quarter ended September 30	2.1030	2.0048	2.0370
Quarter ended December 31	2.0490	1.9614	1.9614
2006
Quarter ended March 31	1.9912	1.9232	1.9582
Quarter ended June 30	2.0381	1.9441	2.0220
Quarter ended September 30	2.0300	1.9910	2.0096
Quarter ended December 31	2.0551	1.9728	2.0232
2007
Quarter ended March 31	2.0317	1.9830	2.0212
Quarter ended June 30	2.0752	2.0225	2.0656
Quarter ended September 30	2.1216	2.0553	2.1111
Quarter ended December 31	2.1567	2.0721	2.1046
2008
Quarter ended March 31	2.1838	2.0551	2.1838
Quarter ending June 30 (through June 23, 2008)	2.1770	2.1016	2.1215

Quarterly High, Low and Period End Exchange Rates of MXN versus EUR

	High	Low	Period End
2004
Quarter ended March 31	14.2117	13.3760	13.7268
Quarter ended June 30	14.0393	13.3855	14.0316
Quarter ended September 30	14.3344	13.6867	14.1619
Quarter ended December 31	15.3081	13.8645	15.1516
2005
Quarter ended March 31	15.0639	14.3268	14.5320
Quarter ended June 30	14.4785	12.9845	13.0513
Quarter ended September 30	13.4001	12.7381	13.0013
Quarter ended December 31	13.2553	12.2210	12.5476
2006
Quarter ended March 31	13.2748	12.4076	13.1825
Quarter ended June 30	14.6107	13.1745	14.4330
Quarter ended September 30	14.2295	13.6944	13.9327
Quarter ended December 31	14.6755	13.5544	14.2769
2007
Quarter ended March 31	14.8483	14.0789	14.6580
Quarter ended June 30	14.9908	14.3867	14.5751
Quarter ended September 30	15.5507	14.6543	15.5507
Quarter ended December 31	16.3296	15.2560	15.9573
2008
Quarter ended March 31	16.9970	15.5821	16.9018
Quarter ending June 30 (through June 23, 2008)	16.8110	15.9020	15.9315

Quarterly High, Low and Period End Exchange Rates of AUD versus EUR

	High	Low	Period End
2004
Quarter ended March 31	1.7328	1.6436	1.6801
Quarter ended June 30	1.7001	1.5572	1.5883
Quarter ended September 30	1.6431	1.5786	1.5788
Quarter ended December 31	1.6325	1.5629	1.608
2005
Quarter ended March 31	1.7328	1.6436	1.6801
Quarter ended June 30	1.7001	1.5572	1.5883
Quarter ended September 30	1.6431	1.5786	1.5788
Quarter ended December 31	1.6325	1.5629	1.6080
2006
Quarter ended March 31	1.7056	1.6016	1.6972
Quarter ended June 30	1.7259	1.6389	1.7210
Quarter ended September 30	1.7211	1.6616	1.6975
Quarter ended December 31	1.7107	1.6478	1.6730
2007
Quarter ended March 31	1.6947	1.6414	1.6478
Quarter ended June 30	1.6565	1.5816	1.5919
Quarter ended September 30	1.7158	1.5528	1.6070
Quarter ended December 31	1.7061	1.5611	1.6651
2008
Quarter ended March 31	1.7358	1.6012	1.7358
Quarter ending June 30 (through June 23, 2008)	1.7257	1.6066	1.6300

Quarterly High, Low and Period End Exchange Rates of NOK versus EUR

	High	Low	Period End
2004
Quarter ended March 31	8.8600	8.3850	8.4374
Quarter ended June 30	8.4332	8.1075	8.4332
Quarter ended September 30	8.5114	8.2505	8.3605
Quarter ended December 31	8.3013	8.0910	8.2325
2005
Quarter ended March 31	8.4358	8.1335	8.2065
Quarter ended June 30	8.2390	7.8442	7.9150
Quarter ended September 30	8.0124	7.7852	7.8660
Quarter ended December 31	8.0466	7.7375	7.9870
2006
Quarter ended March 31	8.1467	7.9167	7.9420
Quarter ended June 30	7.9595	7.7403	7.9565
Quarter ended September 30	8.3890	7.8622	8.2575
Quarter ended December 31	8.4893	8.1056	8.2104
2007

	High	Low	Period End
Quarter ended March 31	8.3811	8.0350	8.1255
Quarter ended June 30	8.2021	7.9403	7.9768
Quarter ended September 30	8.0305	7.7113	7.7113
Quarter ended December 31	8.1391	7.6432	7.9387
2008
Quarter ended March 31	8.1403	7.8095	8.0523
Quarter ending June 30 (through June 23, 2008)	8.0965	7.8077	8.0161

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.

The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes should be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the notes will not be foreign currency denominated debt obligations because the “predominant”

currency of the notes is the U.S. dollar. Accordingly, we will treat the notes as being denominated in U.S. dollars, and payments on the notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special U.S. federal income tax rules applicable to contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to 4.581% per annum, compounded semi-annually, with a projected payment at maturity of $1,058.1846 based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
January 1, 2008 through December 31, 2008	$23.4257	$23.4257
January 1, 2009 through December 31, 2009	$34.7590	$58.1846

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

The issue price of your notes is $1,000 which is the first price at which a substantial amount of the offered notes was sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you will be required to make the adjustments described below if you purchased your notes at the price of $999.50 on the second trade date, to account for the difference between the price at which you bought your notes and the initial issue price.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes (as is the case with respect to holders who purchased the notes that were traded on June 23, 2008), you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes.

If the adjusted issue price of your notes is greater than the price you paid for your notes (as is the case with respect to holders who purchased the notes that were traded on June 23, 2008), you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover page of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $22,500. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Q&A	S-4
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-8
Specific Terms of Your Notes	S-14
Use of Proceeds and Hedging	S-20
The Basket Currencies	S-21
Supplemental Discussion of Federal Income Tax Consequences	S-28
Employee Retirement Income Security Act	S-31
Supplemental Plan of Distribution	S-32

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	64
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995.	140

$15,386,000

The Goldman Sachs Group, Inc.

Currency-Linked Notes due 2009

(Linked to a Basket of Exchange Rates)

Medium-Term Notes, Series B

Goldman, Sachs & Co.